Exhibit 10.1

June 15, 2004

Shire US Inc.
One Riverfront Place
Newport, Kentucky 41071
Attention: Gregory Flexter

Re:	Transaction Agreement, dated as of February 26, 2003, by and among Noven Pharmaceuticals, Inc., Shire US Inc. and Shire Pharmaceuticals Group plc (the “Transaction Agreement”)

Dear Greg:

     This letter agreement (together with the Exhibits hereto, this “Agreement”) sets forth the mutual agreement and understanding of Noven Pharmaceuticals, Inc. (“Noven”) and Shire US Inc. (“Shire US”), acting on behalf of itself and its affiliate Shire Pharmaceuticals Ireland Limited (“Shire Ireland” and, together with Shire US, “Shire”) with respect to Shire’s performance of product studies of Noven’s transdermal methylphenidate drug delivery system (the “Product”), for which New Drug Application 21-514 (the “Product NDA”) is currently pending. This Agreement amends and replaces the agreement between the parties dated November 5, 2003. Capitalized terms used and not defined in this Agreement shall have the meanings set forth in the Transaction Agreement.

     The parties acknowledge the following background facts. The closing of the transactions contemplated by the Transaction Agreement took place on April 7, 2003, at which time Noven and Shire Ireland entered into a license agreement (the “License Agreement”) for the license of certain intellectual property of Noven to Shire Ireland for the purpose of the development and sale of the Product by Shire Ireland, as well as a Toll Conversion and Supply Agreement (the “Toll Conversion and Supply Agreement”) pursuant to which Noven agreed to manufacture the Product for Shire Ireland. The Transaction Agreement provides that upon receipt of Regulatory Approval of the Product by the FDA, the Product NDA, along with related regulatory materials, will be transferred to Shire US.

     On April 25, 2003, Noven received a letter from the FDA notifying Noven that the Product NDA was “not approvable” under Section 505(d) of the FDC Act (the “FDA Notice”). Since Noven’s receipt of the FDA Notice, Noven and Shire have cooperated in good faith in exploring various ways in which Regulatory Approval of the Product NDA may be obtained despite the FDA Notice. On October 10, 2003, Noven requested a special protocol assessment and submitted a jointly-prepared protocol to the FDA for a pivotal controlled study of the Product. On November 15, 2003, Noven received a letter from the FDA (the “Second FDA Letter”) informing Noven that the study protocol submitted would not address all of the concerns raised in the FDA Notice, and suggesting a clinical study design that would address the FDA’s concerns. Since that time, the parties have continued to cooperate in good faith to develop a clinical strategy, and to conduct other activities, that would address the FDA’s concerns raised in the FDA Notice and the Second FDA Letter. On May 26, 2004, the parties met with the FDA to review their strategy for approval, and following such meeting, the parties have agreed to continue to work together to seek Regulatory Approval of the Product.

     The parties hereby agree that the study protocol synopses attached as Exhibit A hereto, which shall serve as preliminary outlines for finalized protocols (as such finalized protocols may be subsequently amended or supplemented as contemplated herein, the “Protocols,” and individually, the “applicable Protocol” as required by context), reflects the agreement of the parties regarding the terms of additional studies of the Product, including a Phase II analog classroom study, a Phase III naturalistic study and a Phase III open-label study (such studies together with the SPD485-102 defined below constituting the “Product Studies,” and individually, the “applicable Product Study” as required by context), which Product Studies shall be conducted by Shire in accordance with the terms and conditions set forth herein. Shire agrees to use reasonable efforts to commence the Product Studies as soon as practicable, and in any event within three (3) months following the date hereof; provided that Noven has fulfilled its obligations with regard to Clinical Supplies as set forth below. As soon as practicable prior to the commencement of a Phase I pharmacokinetic study as discussed with the FDA in the May 26, 2004 meeting (the “SPD485-102 Study”), Shire shall submit to Noven the proposed protocol for such study, which protocol shall be agreed upon by the parties in good faith and in conjunction with the FDA. The Product Studies shall be designed and managed by Shire, performed in accordance with the applicable Protocol and conducted by the individuals listed in Exhibit B hereto.

     Any material deviation from the applicable Protocol prior to the date of commencement of the applicable Product Study shall require the prior written approval of Noven. Any material deviation from a Protocol after the commencement of the applicable Product Study shall be made in accordance with Shire SOPs; provided, that Shire shall provide at least three (3) days written notice of any such proposed deviation to Noven, during which time Noven shall have the opportunity to submit an objection to such deviation. In the event that Noven does not object within such three (3) day period, the deviation proposed by Shire shall automatically take effect. In the event that Noven does object to any such proposed deviation, Shire shall have the option to implement such deviation notwithstanding Noven’s objection, subject to Shire’s indemnification obligation as contemplated below. Shire agrees to provide monthly reports to Noven during the performance of the Product Studies regarding the activities undertaken to date and the status of the Product Studies.

     Noven shall (a) reimburse Shire for all of Shire’s reasonable out-of-pocket expenses actually incurred by Shire and paid to a third party in connection with the Product Studies as set forth in Exhibit C including, without limitation except as otherwise contemplated below, costs related to contract research organizations, laboratory services, document control, protocol development, investigator meetings, study conduct and close out, drug safety monitoring and reporting, data retrieval and management, statistical analysis and reporting, investigator grants, expenses and preparation and storage and distribution of study materials, and (b) absorb all costs with respect to the manufacture by Noven of the Product for the Product Studies including, without limitation, the cost of the active ingredient and all inactive ingredients of the Product, manufacturing costs, testing, quality-related costs, packaging and labeling costs, shipment, delivery, storage and handling costs and costs of insurance for the Product; provided however, that notwithstanding the foregoing, Noven shall have no obligation to pay or reimburse Shire for (i) Shire’s creation, design, development, implementation, management, monitoring or documentation of the Product Studies which are not performed by a third party or any similar internal costs of Shire associated with the Product Studies, (ii) any labor or other costs related to Shire’s employees, or (iii) any costs or expenses incurred by Shire in connection with executing this Agreement (including without limitation attorneys’ fees and expenses); and provided further, that the aggregate costs and expenses to be paid to Shire under this Agreement shall not exceed $12,940,000 (plus the costs actually incurred by Shire for any API used in Clinical Supplies) without the prior written approval of Noven (it being understood that, except for its indemnification obligations set forth herein and any obligations undertaken by Noven directly, all such costs shall be paid directly to Shire and that Noven shall have no liability to any third party pursuant to this Agreement). ***.

     Noven shall defend, indemnify and hold harmless Shire and its Affiliates and each of their respective officers, directors, agents, employees and shareholders (collectively “Shire Indemnitees”) from and against any all Damages which Shire Indemnitees may incur or suffer arising out of the Product Studies or arising out of Noven’s breach of the terms hereof, except to the extent that those Damages arise out of (i) any material deviation from the Protocols after commencement of the Product Studies to which Noven shall have submitted an objection during the three (3) day period contemplated above, or (ii) the misconduct or negligence of, or a violation of any Applicable Law by, Shire or Shire Indemnitees; provided, that Noven shall have no obligation to indemnify Shire for any Damages incurred by Shire in connection with Shire’s indemnification of third parties with respect to performance of the Product Studies, other than Shire’s indemnification of third parties for Damages relating to the Product. Shire shall defend, indemnify and hold harmless Noven and its Affiliates and each of their respective officers, directors, agents, employees and shareholders (collectively “Noven Indemnitees”) from and against any and all Damages which Noven Indemnitees may incur or suffer arising out of (i) any material deviation from the applicable Protocol after commencement of the applicable Product Study to which Noven shall have submitted an objection during the three (3) day period contemplated above, (ii) Shire’s breach of the terms hereof, or (iii) Shire’s misconduct or negligence in the conduct of the Product Studies or a violation of any Applicable Law by Shire or Shire Indemnitees.

     Shire agrees that in connection with its performance of the Product Studies, including without limitation the negotiation of agreements or other arrangements with third parties in connection therewith, Shire shall conduct the Product Studies as if Shire were solely responsible for all costs and expenses, as well as any potential liabilities or obligations, associated with the Product Studies.

     Shire shall submit invoices to Noven monthly to the Finance Contact listed below, together with supporting documentation for each expense for which Shire seeks reimbursement; provided that Shire shall review each third party invoice for accuracy before submitting it to Noven. Shire’s review shall be conducted as if Shire were solely responsible for payment of the invoice. Noven shall pay each invoice received from Shire within thirty (30) days of receipt. In the event that Noven breaches any of its payment obligations set forth herein, in addition to any rights or remedies that Shire may have at law or under the Transaction Agreement, Shire may in its sole discretion complete the Product Studies at Shire’s cost and may seek reimbursement from Noven for any costs and expenses incurred by Shire and contemplated to be paid to Shire or absorbed by Noven in accordance with this Agreement; provided, that the failure of Noven to perform its payment obligations hereunder shall not give rise to a right of termination of any party (not otherwise existing) under any of the Transaction Documents.

Accounts Payable
Noven Pharmaceuticals, Inc.
11960 SW 144th Street
Miami, Florida 33186

     Shire shall submit to Noven orders for supply of the Product and placebos necessary for the Product Studies (the “Clinical Supplies”). The manufacture of Clinical Supplies shall be pursuant to and in accordance with the terms and conditions set forth in Section 5.01 of the Toll Conversion and Supply Agreement. Notwithstanding anything to the contrary in the Toll Conversion and Supply Agreement, (i) Noven agrees that it has sufficient quantities of Active Ingredient on hand to manufacture all Clinical Supplies, (ii) with regard to quality releases of Clinical Supplies, Noven shall provide a release of bulk, packaged Clinical Supplies to Shire, Shire shall arrange for the labeling of such bulk Clinical Supplies and Shire shall release the final Clinical Supplies for use in the Product Studies and (iii) Noven shall conduct any and all testing necessary for the manufacture, packaging or release of Clinical Supplies.

     The parties covenant and agree that, at the conclusion of the Product Studies, if Shire does not exercise its termination option set forth in the next paragraph, each party shall cooperate in good faith with the other to submit the results of the Product Studies, along with the Product NDA, to the FDA for the purpose of seeking Regulatory Approval of the Product NDA, and shall continue to cooperate in good faith with each other and with the FDA to pursue diligently Regulatory Approval of the Product until the earlier of (i) receipt of Regulatory Approval, (ii) receipt of a Non-Approval Notice, or (iii) such time as the parties shall reach mutual agreement to abandon pursuit of Regulatory Approval (“Abandonment”), and that neither party shall have the right to terminate this Agreement without the prior written consent of the other party prior to such time. With respect to the Product Studies, and except as otherwise contemplated in the following paragraph, Noven shall appoint Shire as the agent for the Product IND and Shire shall assume a leadership role with respect to all registration strategies, communication, correspondence and meeting attendance with the FDA; provided, that Noven shall at all times remain the sponsor of the Product IND and the Product NDA and shall be represented in all such communications, correspondence and meetings with the FDA.

     In the event that after the unblinding of the data from the Product Studies (excluding the Phase III open-label study), Shire determines in its reasonable opinion based upon such data that the submission of the Product Studies and the Product NDA to the FDA will not render a commercially viable Product, Shire shall have the option to terminate this Agreement, the Transaction Agreement and the other Transaction Documents upon written notice to Noven; provided, that all assets purchased by Shire pursuant to the Transaction Agreement shall thereupon be repurchased by Noven for an aggregate consideration of $1.00, the License Agreement shall be automatically terminated and Shire shall forfeit any remedies otherwise available to it under the Transaction Documents, including without limitation the right to receive $5,000,000 in consideration for the repurchase of such assets. Shire’s option to terminate this Agreement, the Transaction Agreement and the other Transaction Documents shall expire sixty (60) days after the unblinding of the data from the Product Studies. In the event Shire shall exercise such right of termination, Noven shall have the right to make any submission to, and to engage in necessary correspondence and meetings with, the FDA in an effort to obtain Regulatory Approval of the Product without the participation or approval of Shire. ***.

     Shire hereby covenants and agrees that from and after the date hereof and until the termination of this Agreement, whether by (i) receipt of Regulatory Approval, (ii) receipt of a Non-Approval Notice, (iii) Abandonment or (iv) Shire’s termination of this Agreement in accordance with the foregoing paragraph (the “Product Study Period”), Shire shall not exercise any right under the Transaction Agreement or any of the other Transaction Documents, including without limitation Section 9.02(c) of the Transaction Agreement, to terminate the Transaction Agreement or any of the other Transaction Documents or to demand that Noven repurchase the assets purchased by Shire under the Transaction Agreement. To the extent required, the foregoing constitutes an express waiver of Shire’s rights under Section 9.02(c) of the Transaction Agreement for and during the Product Study Period in accordance with Section 13.07 of the Transaction Agreement. The parties acknowledge and agree that except as otherwise contemplated above, Shire is not waiving any rights it may have under Section 9.02(c) for any period after the conclusion of the Product Study Period.

     The parties further acknowledge and agree that Shire has no right under Section 9.02(c) of the Transaction Agreement to demand that Noven repurchase the assets purchased by Shire under the Transaction Agreement or to terminate the License Agreement by reason of Noven’s receipt of the FDA Notice. The parties acknowledge and agree that other than with respect to the FDA Notice and except as otherwise contemplated above, Section 9.02(c)(i) of the Transaction Agreement remains in full force and effect.

     The parties agree that Section 11.01(a) of the Transaction Agreement is hereby amended such that the rights of the respective parties to make a claim for breach of any of the representations or warranties made in the Transaction Agreement shall survive the date of the first commercial sale of Product for a period of one year thereafter.

     To the extent required, the parties acknowledge and agree that this Agreement constitutes an amendment to the Transaction Documents in accordance with the terms and conditions thereof, and that except as the context of this Agreement requires to give effect to the intent and purposes hereof, the Transaction Documents shall remain in full force and effect without any further amendments or modifications. This Agreement shall be construed in accordance with and governed by the substantive laws of the State of Delaware, without giving effect to the conflict of laws principles thereof. This Agreement shall become binding when any one or more counterparts hereof, individually or in the aggregate, shall bear the signatures of each of the parties hereto. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against the party whose signature appears thereon, but all of which taken together shall constitute one and the same instrument. Facsimile signatures of authorized signatories of the parties shall constitute the due execution and delivery of this Agreement. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and permitted assigns. Any disputes arising under this Agreement shall be resolved in accordance with the dispute resolution mechanism provided in the Transaction Agreement.

Very truly yours,
/s/ Robert C. Strauss
Robert C. Strauss
President, CEO and Chairman

ACKNOWLEDGED AND AGREED THIS
15 DAY OF JUNE, 2004:

SHIRE US INC.

/s/ Gregory Flexter

By: Gregory Flexter
Title: Executive Vice President and General Manager, North America